As filed with the Securities and Exchange Commission on December 17, 2012

Registration No. 333-27973

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Schiff Nutrition International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	2002 South 5070 West Salt Lake City, Utah 84104-4726	87-0563574
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

1997 EQUITY PARTICIPATION PLAN

OF WEIDER NUTRITION INTERNATIONAL, INC.

(Full Title of the Plan)

Scott K. Milsten

Senior Vice President,

General Counsel and Corporate Secretary

2002 South 5070 West

Salt Lake City, Utah 84104-4726

(801) 975-5000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

With copies to:

Tad Freese

Jamie Leigh

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025-1008

(650) 328-4600

DEREGISTRATION OF COMMON STOCK

On May 29, 1997, the Registrant filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8, Registration No. 333-27973 (the “Registration Statement”), pertaining to the registration of 1,646,000 shares of the Class A common stock, par value $0.01 per share (the “Class A Common Stock”), to which this Post-Effective Amendment No. 1 relates.

On December 17, 2012, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 21, 2012, by and among the Registrant, Reckitt Benckiser LLC, a Delaware limited liability company (“Parent”), Ascot Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”) and, for the limited purposes specified in the Merger Agreement, Reckitt Benckiser Group plc, a public limited company organized under the laws of England and Wales, following the consummation of Purchaser’s cash tender offer to purchase all of the issued and outstanding Class A Common Stock and Class B common stock, par value $0.01 per share, of the Registrant at a price of $42.00 per share, net to holder in cash, without interest, subject to any applicable tax withholding, Ascot Acquisition Corp. was merged with and into the Registrant, and the Registrant became an indirect wholly-owned subsidiary of Reckitt Benckiser Group plc (the “Merger”).

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Class A Common Stock registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration the Class A Common Stock registered but unsold under the Registration Statement as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on December 17, 2012.

SCHIFF NUTRITION INTERNATIONAL, INC.

By:	/s/ Joseph W. Baty
Name:	Joseph W. Baty
Title:	Executive Vice President and Chief Financial Officer